Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Second Quarter Revenue for Fiscal 2008
O’FALLON, MO, March 11, 2008 — Synergetics USA, Inc. (NASDAQ: SURG) reported revenue of $11.6 million. Sales to OEM customers, Stryker Corporation and Codman & Shurtleff, Inc., impacted sales dramatically. Stryker sales were off over 80 percent or $529,000 compared to the second fiscal quarter last year. The Company is between generator models with Stryker, which resulted in essentially no sales during the first six months of fiscal 2008. Sales to Stryker are expected to dramatically improve beginning in the third quarter and continuing into fourth quarter and next year. Sales to Codman during the second quarter of fiscal 2008 were also down significantly as compared to the prior year period. During the prior year, Codman was building inventory. The prior year inventory build has resulted in a decrease in sales to Codman during the second quarter of fiscal 2008 and therefore, a drop in revenues from Codman of 28.3 percent or $450,000 as compared to the second fiscal quarter last year.
     Synergetics net revenue of $11.6 million represented a 2.5 percent increase over the second quarter of fiscal 2007. Increases in the Company’s ophthalmic revenues were 15.2 percent for the second quarter of fiscal 2008 as compared to the second quarter of fiscal 2007. Increases in the Company’s neurosurgical revenues, outside of OEM revenues, were 20.0 percent for the second quarter of fiscal 2008 as compared to the prior year’s same period.
     Synergetics also reported operating income of approximately $238,000 but a net loss of $54,000, or $0.00 per diluted share for the second quarter of fiscal 2008 as compared to operating income of approximately $182,000 and net income of $182,000 or $0.01 per diluted share for the second quarter of fiscal 2007.
     Synergetics net revenue of $22.1 million for the first six months of fiscal 2008 million represented a 4.0 percent increase over the first six months of fiscal 2007. Increases in the Company’s ophthalmic revenues were 17.8 percent for the first six months of fiscal 2008 as compared to the first six months of fiscal 2007. Increases in the Company’s neurosurgical revenues in the first six months of fiscal 2008, outside of OEM revenues, were 24.5 percent as compared to the prior year’s same period.
     Synergetics also reported operating income of approximately $1.0 million and net income of $343,000, or $0.01 per diluted share for the first six months of fiscal 2008 as compared to operating income of approximately $900,000 and net income of $558,000 or $0.02 per diluted share for the first six months of fiscal 2007.
     “Synergetics revenues and profitability this quarter were greatly impacted by our lack of sales to Stryker and Codman. We are between generator models with Stryker and anticipate this business returning in the third fiscal quarter and in a robust manner in the fourth fiscal quarter. Orders are already in-hand,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “Our Codman OEM business is also down compared to last year, but running at near historical levels. We are at a steady run rate now.”
     “The growth in our core business is near anticipated levels with ophthalmology sales growing at 15.2 percent and neurosurgery sales growing at 20.0 percent during the second quarter of fiscal 2008. These numbers generated a break-even quarter for the Company, but do not tell the whole story. I am pleased with the progress made on gross margin, especially considering that we have blanket agreements with suppliers for the Stryker components. This forced us to receive and pay for many of these components, but not ship or bill for the finished units. This, combined with the growth in our international business, customarily at a lower selling price, makes the gross profit numbers surprisingly good. It also bodes well for the third and fourth fiscal quarters, when I expect the Stryker business to come back strong and our mix will return closer to previous levels,” Mr. Scheller continued.
     “During the quarter, we also moved our research and development (R&D) department to a new facility, nearby our O’Fallon headquarters, yet separated. This left space for manufacturing expansion and R&D expansion. At our new R&D facility, we have created a duplicate of many of the high-tech manufacturing processes which exist in the main facility. We are pursuing many bigger-market R&D projects and the duplication of these processes will allow us to streamline these products into manufacturing, delivering not just design, but manufacturing processes to our main facility,” Mr. Scheller added.
     “The selling, general and administrative (SG&A) increases are typical for a company investing in growing its sales organizations. Sales organization growth is an investment, to be paid back when the sales people begin to pay for themselves. I expect this trend to continue. Synergetics is investing for the future. I am optimistic about our third and fourth fiscal quarter’s profitability because many of these orders are already in-hand and the parts and some of the labor have already been paid for. I believe that we will begin to see the impact of our new Executive Vice President of sales and marketing, Dave Dallam, by the fourth fiscal quarter as well as some of our R&D efforts begin to pay off,” Mr. Scheller ended.
Net Sales
     The following table presents net sales by category (dollars in thousands):

	Quarter Ended,
	January 31, 2008	January 30, 2007	% Increase
			(Decrease)

Ophthalmic	$6,863	$5,958	15.2%
Neurosurgery	3,320	2,767	20.0%
OEM (Codman and Stryker)	1,213	2,245	(46.0%)
Other	240	383	(37.3%)

Total	$11,636	$11,353	2.5%

     Ophthalmic sales growth was 15.2 percent as compared to the second quarter of fiscal 2007. Domestic ophthalmic sales increased 6.2 percent for the second quarter of fiscal 2008 while international ophthalmic sales increased 25.4 percent as compared to the second quarter of the previous fiscal year. Domestic ophthalmic sales management was reorganized on August 1, 2007. The Company continues to train its new, recently added territory managers and is beginning to see a return on its investment in a direct sales force in certain countries.
     Neurosurgery sales growth was 20.0 percent as compared to the second quarter of fiscal 2007. Domestic neurosurgery sales decreased 7.3 percent and international neurosurgery sales increased 94.0 percent as compared to the second quarter of the previous fiscal year. The Company expects that sales of the Malis® AdvantageTM and its related disposables and the Omni® related disposables will continue to have a positive impact on net sales for the remainder of fiscal 2008.
     OEM sales during the second fiscal quarter of 2008 decreased 46.0 percent compared to the second fiscal quarter of 2007. Sales to Codman decreased 28.3 percent compared to the second fiscal quarter of 2007 because of a large buildup in the prior period to replenish depleted inventories. In addition, sales to Stryker in the pain control market decreased 80.8 percent as the new generator is being prepared and was not ready for completion in the second quarter of fiscal 2008.
     The following table presents domestic and international net sales (dollars in thousands):

	Quarter Ended
	January 31, 2008	January 30, 2007	% Increase
			(Decrease)

United States (including OEM sales)	$8,246	$8,856	(6.9%)
International (including Canada)	3,390	2,497	35.8%

Total	$11,636	$11,353	2.5%

     Domestic sales for the second quarter of fiscal 2008 compared to the same period of fiscal 2007 decreased 6.9 percent as increases in domestic ophthalmology were offset by a decrease in sales of electrical surgical generators to Codman and pain control generators to Stryker. The increase in international sales growth of 35.8 percent for the second quarter of fiscal 2008 compared to the second quarter of fiscal 2007 was primarily attributable to the sales increases in both ophthalmology and neurosurgery equipment and their related disposables.
Gross Profit
     Gross profit as a percentage of net sales was 58.0 percent in the second quarter of fiscal 2008 compared to 57.4 percent for the same period in fiscal 2007. The increase in gross profit as a percentage of net sales from the second quarter of fiscal 2008 to the second quarter of fiscal 2007 was primarily due to a selling price increase instituted at the beginning of the fiscal year partially offset by a change in mix toward higher international product sales. In June of 2007, the Company instituted a program to aggressively pursue cost savings and has already had a reduction in force, implemented an incentive-based buyer’s program for its purchasing department and gained additional control over its use of manufacturing supplies. The Company’s incentive-based buyer’s program is a bonus program for our purchasing employees, who are awarded a bonus based upon how much cost they can save from new or existing suppliers.
Operating Expenses
     R&D as a percentage of net sales was 6.0 percent and 6.9 percent for the second quarter of fiscal 2008 and 2007, respectively. R&D costs decreased to $697,000 in the second quarter of fiscal 2008 from $780,000 in the same period in fiscal 2007, reflecting a decrease in costs associated with newly introduced products. Synergetics’ pipeline included approximately 29 active, major projects in various stages of completion as of January 31, 2008. The Company has strategically targeted R&D spending as a percentage of net sales to be approximately 5.0 percent to 7.0 percent.
     SG&A increased by $263,000 to approximately $5.8 million during the second quarter of fiscal 2008 compared to approximately $5.6 million during the second quarter of fiscal 2007. The percentage of SG&A to net sales increased from 48.9 percent for the second quarter of fiscal 2007 to 50.0 percent for the second quarter of fiscal 2008.
     Selling expenses, which consist of salaries, commissions and direct expenses, the largest component of SG&A, increased approximately $800,000 to approximately $3.0 million, or 25.7 percent of net sales, for the second quarter of fiscal 2008, compared to $2.2 million, or 19.3 percent of net sales, for the second quarter of fiscal 2007. This increase was due to the mix of sales, our investment of approximately $277,000 in our international direct sales force and additional direct selling cost of $221,000 associated with sales during the quarter. As sales to Codman and Stryker decreased and sales of the Company’s core products increased, it led to a significant increase in commissionable sales on a percentage basis. Commissionable sales increased from 77.9 percent of sales during the second quarter of fiscal 2007 to 86.1 percent in the second quarter of fiscal 2008. Selling headcount increased by 12.5 percent from January 30, 2007 to January 31, 2008. The increase in selling expenses was partially offset by a decrease in royalties of $224,000.
     With respect to the Company’s general and administrative costs, legal expenses decreased by $333,000 during the second quarter of fiscal 2008 compared to the second quarter of fiscal 2007 as the cost associated with the Company’s lawsuit and subsequent settlement with Iridex Corporation (“Iridex”) are no longer a significant factor. However, amortization expense increased $127,000 due to the additional amortization of the intangible assets acquired in the Iridex settlement. In addition, the Company’s directors fees decreased $113,000 as the costs associated with the directors’ options are now expensed pro-ratably during the year, as the vesting schedule changed this year from immediate to quarterly over the next year of service on the Board. The Company’s cost savings initiative implemented in June of 2007 also targets SG&A costs.
Other Expenses
     Other expenses for the second quarter of fiscal 2008 increased 27.2 percent to $309,000 from $243,000 for the second quarter of fiscal 2007. The increase was due primarily to increased interest expense for the increased borrowings on the Company’s working capital line due to working capital needs and expansion of the Company’s O’Fallon, Missouri facility.
Operating Income, Income Taxes and Net Income
     Operating income for the second quarter of fiscal 2008 was $238,000 as compared to $182,000 for the comparable 2007 fiscal period. The increase in operating income was primarily the result of a 0.6 percent increase in gross profit margin on 2.5 percent more net sales and a decrease of $83,000 in R&D, offset by an increase of $263,000 in SG&A.
     The Company recorded a $17,000, or 23.9 percent, credit provision on a pre-tax loss of $71,000 during the three months ended January 31, 2008. The Company recorded a $23,000 provision on a pre-tax loss of $61,000 due to the state tax impact on a small pre-tax loss in the second fiscal quarter of 2007. In addition, the Company recorded an income tax credit for the re-enactment of a research and experimentation credit of $266,000 during the second quarter of fiscal 2007.
     Net income decreased by $236,000 to a net loss of $54,000 for the second quarter of fiscal 2008, from income of $182,000 for the same period in fiscal 2007. Basic and diluted earnings per share for the second quarter of fiscal 2008 decreased to $0.00 from $0.01 for the second quarter of fiscal 2007. Basic weighted-average shares outstanding increased from 24,214,322 to 24,312,930.

Financial Highlights

	For the three months ended		For the six months ended
	Jan 31, 2008	Jan 30, 2007	Jan 31, 2008	Jan 30, 2007
	(in thousands, except share and per share data)

Net sales	$11,636	$11,353	$22,106	$21,259
Gross profit	6,754	6,518	13,280	12,824
Selling, general and administrative expenses	5,819	5,556	11,110	10,493
Research and development expenses	697	780	1,147	1,431
Operating income	238	182	1,023	900
Other income (expense)	(309)	(243)	(548)	(399)
Provision for income taxes	(17)	23	132	209
Provision for re-enactment of the research & experimentation credit	—	(266)	—	(266)
Net income	(54)	182	343	558
Basic income per share	$0.00	$0.01	$0.01	$0.02
Diluted income per share	$0.00	$0.01	$0.01	$0.02
Common shares outstanding:
Basic	24,312,930	24,214,322	24,304,800	24,212,531
Diluted	24,387,064	24,410,302	24,411,689	24,412,642
About Synergetics USA, Inc.
     Synergetics USA is a leading medical device company focused on progressing the standard of care for microsurgeons and their patients by seeking to improve surgical patient outcomes through the delivery of innovative improvements in quality, delivery and cost. The Company focuses on the ophthalmology, neurosurgery and ear, nose and throat surgery markets. The distribution channels include a combination of direct and independent sales organizations, and important strategic alliances with market leaders.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2007, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
          Pamela G. Boone, Executive Vice President & CFO
          Phone: (636) 939-5100